Exhibit 99.2

April 28, 2011

Mr. Don A Buchholz

Chairman of the Board

SWS Group, Inc.

1201 Elm Street

Suite 3500

Dallas, Texas 75270-2180

Dear Mr. Buchholz:

I am writing in response to your letter dated March 18, 2011 and to increase Sterne Agee Group, Inc.’s offer to acquire 100% of SWS Group, Inc.’s common stock to $7.50 per share in cash.

I am disappointed that you and your Board of Directors rejected our previous offer without any substantial discussion with us regarding the terms. We believe the merits of our offer, relative to SWS Group’s alternatives, deserve a thorough examination by both parties. Our original offer referred to only customary conditions, such as: due diligence, regulatory approval, definitive documentation, and no change in capitalization. The offer was not subject to any financing conditions. Our financial partners are well-respected leading global private equity firms and have committed capital sufficient to complete the transaction and properly capitalize the bank. We have met with the relevant bank regulator on a “no names” basis and have spent substantial time and resources analyzing the regulatory requirements. We are confident that we will achieve regulatory approval for the proposed transaction. In addition, we are willing and happy to answer any other concerns regarding our proposal.

As you know, SWS Group initially approached Sterne Agee in May 2010 and made an unsolicited offer to acquire Sterne Agee with a number of stipulations designed to be personally attractive to me. Senior representatives of SWS Group met with senior representatives of Sterne Agee in person and by telephone a number of times to discuss a proposed transaction and to exchange information. That process ended with the changes in your senior management team which occurred in the late summer/early fall of that year. I believe that the combination of the two companies that was begun by SWS Group last May still remains in everyone’s best interests. Together the two firms can be highly competitive in the marketplace.

Our offer of $7.50 per share in cash is subject to the same (4) customary conditions:

(1)	Successful completion of adequate due diligence by ourselves and our financial partners;

(2)	Regulatory approval by all necessary entities;

(3)	Preparation and agreement by the parties of definitive documentation; and

(4)	No non-agreed upon changes in existing capitalization.

We believe Sterne Agee’s enhanced offer is superior to your current financing plan. In addition, the operational and professional culture of our two organizations is highly complementary. In a combination, the resulting firm will provide a strong and more robust platform that benefits both our employees and our customers. We are prepared to offer customary incentives to a large number of your employees as has become the standard in our industry in transactions of this type.

As you are aware, Sterne Agee is a significant stockholder of SWS Group and will not support the existing alternative to our proposed transaction as it results in substantial dilution without resolving the significant uncertainty around the business outlook for SWS.

Sterne Agee has not discussed this offer with the press and does not wish to discuss the offer publicly unless forced to respond to your comments or actions. We would prefer a face-to-face meeting where we can explore the merits of our proposal.

We are looking forward to hearing from you or your representative and with best personal regards we remain

Very truly yours,

James S. Holbrook, Jr.
Chairman and CEO
Sterne Agee Group, Inc.

cc:	Board of Directors
Brian Sterling, Sandler O’Neil + Partners, L.P.